Exhibit 99.3
Item 8. Financial Statements and Supplementary Data.
PSYCHIATRIC SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Psychiatric Solutions, Inc.
We have audited the accompanying consolidated balance sheets of Psychiatric Solutions, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Psychiatric Solutions, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Psychiatric Solutions, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006, expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
February 28, 2006, except for Note 4,
as to which the date is November 28, 2006

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Accounting Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2005 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2005.
Management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included elsewhere herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of Psychiatric Solutions, Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Psychiatric Solutions, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Psychiatric Solutions, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Psychiatric Solutions, Inc. maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Psychiatric Solutions, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Psychiatric Solutions, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 of Psychiatric Solutions, Inc. and our report dated February 28, 2006, except for Note 4, as to which the date is November 28, 2006, expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
February 28, 2006

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$54,700	$33,451
Accounts receivable, less allowance for doubtful accounts of $15,355 and $10,662, respectively	132,288	75,329
Prepaids and other	52,142	17,217

Total current assets	239,130	125,997
Property and equipment:
Land	79,139	30,461
Buildings	289,946	182,709
Equipment	37,968	19,942
Less accumulated depreciation	(28,891)	(15,185)

	378,162	217,927
Cost in excess of net assets acquired	526,536	128,962
Other assets	31,203	23,798

Total assets	$1,175,031	$496,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,726	$10,058
Salaries and benefits payable	46,872	26,751
Other accrued liabilities	34,363	28,581
Current portion of long-term debt	325	20,764

Total current liabilities	100,286	86,154
Long-term debt, less current portion	482,064	153,572
Deferred tax liability	32,151	8,020
Other liabilities	20,818	4,423

Total liabilities	635,319	252,169
Stockholders’ equity:
Common stock, $0.01 par value, 125,000 shares authorized; 52,430 and 40,935 issued and outstanding, respectively	524	409
Additional paid-in capital	495,768	227,840
Accumulated earnings	43,420	16,266

Total stockholders’ equity	539,712	244,515

Total liabilities and stockholders’ equity	$1,175,031	$496,684

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except for per share amounts)

	Year Ended December 31,
	2005	2004	2003
Revenue	$715,324	$470,969	$277,575

Salaries, wages and employee benefits	392,309	254,897	142,292
Professional fees	73,177	52,200	32,086
Supplies	42,993	29,717	15,765
Rentals and leases	11,450	8,876	3,989
Other operating expenses	74,529	52,767	43,185
Provision for doubtful accounts	13,498	10,794	6,312
Depreciation and amortization	14,738	9,808	5,707
Interest expense	27,056	18,964	14,778
Loss on refinancing long-term debt	21,871	6,407	4,856
Change in valuation of put warrants	—	—	960
Change in reserve of stockholder notes	—	—	(545)

	671,621	444,430	269,385

Income from continuing operations before income taxes	43,703	26,539	8,190
Provision for income taxes	16,836	10,085	3,477

Income from continuing operations	26,867	16,454	4,713
Income from discontinued operations, net of income tax provision of $180, $213 and $308 for 2005, 2004 and 2003, respectively	287	347	503

Net income	27,154	16,801	5,216
Accrued preferred stock dividends	—	663	811

Net income available to common stockholders	$27,154	$16,138	$4,405

Basic earnings per share:
Income from continuing operations	$0.60	$0.54	$0.23
Income from discontinued operations, net of taxes	0.01	0.01	0.03

Net income	$0.61	$0.55	$0.26

Diluted earnings per share:
Income from continuing operations	$0.58	$0.47	$0.20
Income from discontinued operations, net of taxes	0.01	0.01	0.02

Net income	$0.59	$0.48	$0.22

Shares used in computing per share amounts:
Basic	44,792	29,140	16,740
Diluted	46,296	35,146	23,498
See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

			Additional	Notes	Accumulated	Accumulated
	Common Stock		Paid-In	Receivable from	Unrealized	Earnings
	Shares	Amount	Capital	Stockholders	Losses	(Deficit)	Total
Balance at December 31, 2002	15,477	$155	$34,930	$(259)	$—	$(4,277)	$30,549
Issuance of common stock	6,543	65	48,832	—	—	—	48,897
Conversion of convertible debt	1,076	11	4,574	—	—	—	4,585
Payment of notes receivable from stockholders with stock	(96)	(1)	(482)	466	—	—	(17)
Change in reserve on stockholder notes	—	—	—	(545)	—	—	(545)
Exercise of stock options and warrants	873	9	3,263	—	—	—	3,272
Income tax benefit of stock option exercises	—	—	186	—	—	—	186
Unrealized loss on investments available for sale	—	—	—	—	(4)	—	(4)
Net income available to common stockholders	—	—	—	—	—	4,405	4,405

Balance at December 31, 2003	23,873	239	91,303	(338)	(4)	128	91,328
Issuance of common stock	6,570	66	104,625	—	—	—	104,691
Conversion of series A convertible preferred stock	9,627	96	25,819	—	—	—	25,915
Payment on notes receivable from stockholders	—	—	—	338	—	—	338
Exercise of stock options and warrants	865	8	4,420	—	—	—	4,428
Income tax benefit of stock option exercises	—	—	1,673	—	—	—	1,673
Unrealized gain on investments available for sale	—	—	—	—	4	—	4
Net income available to common stockholders	—	—	—	—	—	16,138	16,138

Balance at December 31, 2004	40,935	409	227,840	—	—	16,266	244,515
Issuance of common stock, net of issuance costs	8,050	81	191,917	—	—	—	191,998
Common stock issued in acquisition	2,726	27	64,738	—	—	—	64,765
Exercise of stock options	719	7	6,378	—	—	—	6,385
Income tax benefit of stock option exercises	—	—	4,895	—	—	—	4,895
Net income available to common stockholders	—	—	—	—	—	27,154	27,154

Balance at December 31, 2005	52,430	$524	$495,768	$—	$—	$43,420	$539,712

See accompanying notes.

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities:
Net income	$27,154	$16,801	$5,216
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	14,738	9,808	5,707
Amortization of loan costs	1,187	691	1,478
Loss on refinancing long-term debt	21,871	6,407	4,856
Change in income tax assets and liabilities	9,494	6,920	2,809
Change in valuation of put warrants	—	—	960
(Release of) additional reserve on stockholder notes	—	—	(545)
Income from discontinued operations, net of taxes	(287)	(347)	(503)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(9,399)	(3,066)	(3,318)
Prepaids and other current assets	(3,673)	2,388	4,205
Accounts payable	2,116	(5,327)	(2,299)
Salaries and benefits payable	2,598	5,199	1,318
Accrued liabilities and other liabilities	13,340	391	198
Other	463	—	—

Net cash provided by continuing operating activities	79,602	39,865	20,082
Net cash provided by (used in) discontinued operating activities	173	295	(1,528)

Net cash provided by operating activities	79,775	40,160	18,554

Investing activities:
Cash paid for acquisitions, net of cash acquired	(514,525)	(136,495)	(99,856)
Capital purchases of leasehold improvements, equipment and software	(21,750)	(17,201)	(5,747)
Purchases of short-term investments	(29,400)	—	—
Sales of short-term investments	29,400	—	—
Sale (purchase) of long-term securities	—	953	(971)
Cash paid for investments in equity method investees	(1,340)	—	—
Other assets	1,219	(1,417)	(1,148)

Net cash used in continuing investing activities	(536,396)	(154,160)	(107,722)
Net cash used in discontinued investing activities	—	—	(568)

Net cash used in investing activities	(536,396)	(154,160)	(108,290)
(Continued)

PSYCHIATRIC SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2005	2004	2003
Financing activities:
Net decrease in revolving credit facility, less acquisitions	$—	$—	$(34,148)
Borrowings on long-term debt	545,000	—	159,981
Principal payments on long-term debt	(236,822)	(810)	(63,853)
Payment of loan and issuance costs	(13,932)	(2,300)	(1,998)
Refinancing of long-term debt	(15,398)	(3,844)	(1,410)
Proceeds from issuance of series A convertible preferred stock, net of issuance costs	—	—	24,505
Proceeds from public offering of common stock	192,637	104,691	48,897
Proceeds from exercises of common stock options	6,385	4,428	318
Proceeds from repayment of stockholder notes	—	338	—

Net cash provided by financing activities	477,870	102,503	132,292

Net increase (decrease) in cash	21,249	(11,497)	42,556
Cash and cash equivalents at beginning of the year	33,451	44,948	2,392

Cash and cash equivalents at end of the year	$54,700	$33,451	$44,948

Supplemental Cash Flow Information:
Interest paid	$16,694	$18,821	$13,326

Income taxes paid	$7,490	$3,354	$318

Effect of Acquisitions:
Assets acquired, net of cash acquired	$624,821	$148,345	$199,578
Cash paid for prior year acquisitions	5,793	—	—
Liabilities assumed	(51,324)	(11,850)	(35,957)
Common stock issued	(64,765)	—	—
Long-term debt issued	—	—	(63,765)

Cash paid for acquisitions, net of cash acquired	$514,525	$136,495	$99,856

Significant Non-cash Transactions:
Refinancing of long-term debt	$6,473	$2,563	$3,446

Issuance of common stock upon conversion of series A convertible preferred stock	$—	$25,915	$—

Financing of loan costs	$—	$—	$9,172

Issuance of common stock upon conversion of convertible debt	$—	$—	$4,585

Issuance of common stock upon exercise of warrants	$—	$—	$2,979

See accompanying notes.

1. Summary of Significant Accounting Policies
Description of Business
Psychiatric Solutions, Inc. was incorporated in 1988 as a Delaware corporation and has its corporate office in Franklin, Tennessee. Psychiatric Solutions, Inc. and its subsidiaries (“we,” “us” or “our”) are a leading provider of inpatient behavioral health care services in the United States. Through our owned and leased facilities, we operated 55 owned or leased inpatient behavioral health care facilities with approximately 6,400 beds in 27 states at December 31, 2005. In addition, our management contract segment manages inpatient behavioral health care units for third parties.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The majority of our expenses are “cost of revenue” items. Costs that could be classified as general and administrative expenses at our corporate office were approximately 3% of net revenue for the year ended December 31, 2005.
The consolidated financial statements include the accounts of Psychiatric Solutions, Inc. and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.
All shares and per share amounts have been adjusted to reflect a 2-for-1 stock split which was completed on January 9, 2006.
Cash and Cash Equivalents
Cash consists of demand deposits held at financial institutions. We place our cash in financial institutions that are federally insured. At December 31, 2005, the majority of our cash is deposited with two financial institutions. Cash equivalents are short-term investments with original maturities of three months or less.
Accounts Receivable
Accounts receivable vary according to the type of service being provided. Accounts receivable for our owned and leased facilities segment is comprised of patient service revenue and is recorded net of allowances for contractual discounts and estimated doubtful accounts. Such amounts are owed by various governmental agencies, insurance companies and private patients. Medicare comprised approximately 11% of net patient receivables for our owned and leased facilities segment at December 31, 2005 and 2004. Medicaid comprised approximately 38% and 31% of net patient receivables for our owned and leased facilities segment at December 31, 2005 and 2004, respectively. Concentration of credit risk from other payors is reduced by the large number of patients and payors.
Accounts receivable for our management contract segment is comprised of contractually determined fees for services rendered. Such amounts are recorded net of estimated allowances for doubtful accounts. Concentration of credit risk is reduced by the large number of customers.
Allowance for Doubtful Accounts
Our ability to collect outstanding patient receivables from third party payors and receivables due under our inpatient management contracts is critical to our operating performance and cash flows.
The primary collection risk with regard to patient receivables is uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since the patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.
The primary collection risk on receivables due under our inpatient management contracts is contract disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.
Allowances for Contractual Discounts
The Medicare and Medicaid regulations are complex and various managed care contracts may include multiple reimbursement mechanisms for different types of services provided in our inpatient facilities and cost settlement provisions requiring complex calculations and assumptions subject to interpretation. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.
Income Taxes
We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement carrying amounts and tax bases of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse. A valuation allowance for deferred tax assets is established when we believe that it is more likely than not that the deferred tax asset will not be realized.
Long-Lived Assets
Property and Equipment
Property and equipment are stated at cost and depreciated using the straight-line method over the useful lives of the assets, which range from 25 to 35 years for buildings and improvements and 2 to 7 years for equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Depreciation expense was $14.0 million, $8.8 million and $4.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.
Cost in Excess of Net Assets Acquired (Goodwill)
We account for acquisitions using the purchase method of accounting. Goodwill is generally allocated to reporting units based on operating results. Goodwill is reviewed at least annually for impairment. Potential impairment is noted for a reporting unit if its carrying value exceeds the fair value of the reporting unit. For those reporting units that we have identified with potential impairment of goodwill, we determine the implied fair value of goodwill. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recorded. Our annual impairment test of goodwill in 2005 and 2004 resulted in no goodwill impairment.
The following table presents the changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 (in thousands):

Balance at December 31, 2003	$67,828
Acquisition of Brentwood	3,956
Acquisition of Palmetto	5,349
Acquisition of Heartland	44,714
Acquisition of Piedmont	5,703
Acquisition of Alliance Behavioral	7,552
Release of deferred tax asset valuation allowance	(6,684)
Other	544

Balance at December 31, 2004	128,962
Acquisition of Ardent Behavioral	393,017
Release of deferred tax asset valuation allowance	(395)
Other	4,952
Balance at December 31, 2005	$526,536

Other Assets
Other assets include contracts that represent the fair value of inpatient management contracts and service contracts purchased and are being amortized using the straight-line method over their estimated life, which is between 4 years and 5 years. At December 31, 2005 and 2004, contracts totaled $1.4 million and $2.1 million and are net of accumulated amortization of $2.0 million and $1.3 million, respectively. Amortization expense related to contracts was $701,000, $987,000 and $944,000 for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated amortization expense for the years ended December 31, 2006, 2007 and 2008 of contracts is $690,000, $690,000 and $13,000, respectively, upon which the contracts will be fully amortized.
When events, circumstances and operating results indicate that the carrying values of certain long-lived assets and the related identifiable intangible assets might be impaired, we prepare projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value is estimated based upon projections of discounted cash flows.
Other assets also include loan costs that are deferred and amortized over the term of the related debt. Loan costs at December 31, 2005 and 2004 totaled $13.9 million and $8.3 million and are net of accumulated amortization of $1.6 million and $966,000, respectively.

The weighted average amortization period for loan costs incurred in 2005 is approximately 8 years. Amortization expense related to loan costs, which is reported as interest expense, was approximately $1.2 million, $700,000 and $1.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated amortization expense of loan costs for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 is $1.6 million, $1.7 million, $1.7 million, $1.7 million and $1.4 million, respectively.
Stock-Based Compensation
In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement on Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123 (“SFAS 148”). SFAS 148 amends Statement on Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), to provide alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 had no material impact on our results of operations or financial position. We have included the required disclosures below and in Note 10.
We account for our stock option plans using the intrinsic value method in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations as more fully described in Note 10. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. We will begin expensing stock options in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”). See Recent Accounting Pronouncements for a discussion of SFAS 123R.
Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if we had accounted for our employee stock options under the fair value method of that Statement. During 2005, 2004 and 2003, we granted approximately 2.2 million, 1.4 million and 1.4 million stock options, respectively. The fair value of these options was estimated using the Black-Scholes option pricing model.
The following weighted-average assumptions were used in the respective pricing models:

	2005	2004	2003
Risk-free interest rate	4.16%	3.17%	2.79%
Expected volatility	32.65%	31.87%	51.99%
Expected life	5.0	5.2	5.6
Dividend yield	0.00%	0.00%	0.00%
The weighted-average fair value of options granted is presented in the following table:

	2005	2004	2003
Exercise Price equal to Market Price	$7.83	$3.67	$2.53
Exercise Price less than Market Price	$—	$—	$—
Exercise Price greater than Market Price	$—	$—	$2.52
Option valuation models require the input of highly subjective assumptions. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.
For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the option’s vesting period. Our pro forma information follows (in thousands, except per share amounts):

	2005	2004	2003
Net income available to common stockholders	$27,154	$16,138	$4,405
Pro forma compensation expense from stock options, net of tax	4,361	1,691	605
Pro forma net income	$22,793	$14,447	$3,800

Basic earnings per share:
As reported	$0.61	$0.55	$0.26
Pro forma	$0.51	$0.50	$0.23
Diluted earnings per share:
As reported	$0.59	$0.48	$0.22
Pro forma	$0.49	$0.43	$0.20

Derivatives
During 2005 we exited approximately $11.3 million of our $50 million in interest rate swap agreements entered into during 2004 to manage our exposure to fluctuations in interest rates. These interest rate swap agreements effectively convert $38.7 million of fixed-rate long-term debt to a LIBOR indexed variable rate instrument plus an agreed upon interest rate spread. Under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”), we have designated our interest rate swap agreements as fair value hedges. Accordingly, the changes in the fair value of the interest rate swaps are recorded in interest expense. If our derivatives were deemed to be cash flow hedges under SFAS 133, changes in the fair value of the derivatives would be recognized as other comprehensive income and recorded to the income statement in the period when the hedged item affects earnings. We believe our interest rate swap agreements to be highly effective in offsetting fair value changes in our hedged fixed-rate long-term debt.
Risk Management
We are subject to medical malpractice and other lawsuits due to the nature of the services we provide. At December 31, 2005, all of our operations have professional and general liability insurance in umbrella form for claims in excess of a $3.0 million self-insured retention with an insured excess limit of $50.0 million. The facilities purchased from Ardent were added to our insurance program on July 1, 2005. The self-insured reserves for professional and general liability risks are calculated based on historical claims, demographic factors, industry trends, severity factors, and other actuarial assumptions calculated by an independent third-party actuary. This self-insurance reserve is discounted to its present value using a 5% discount rate. This estimated accrual for professional and general liabilities could be significantly affected should current and future occurrences differ from historical claim trends and expectations. We have utilized our captive insurance company to manage the self-insured retention. While claims are monitored closely when estimating professional and general liability accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in these estimates. The reserve for professional and general liability was approximately $13.8 million and $4.9 million as of December 31, 2005 and 2004, respectively.
We carry statutory workers’ compensation insurance from an unrelated commercial insurance carrier. Our statutory workers’ compensation program is fully insured with a $350,000 deductible per accident. We believe that adequate provision has been made for workers’ compensation and professional and general liability risk exposures. The reserve for workers’ compensation liability was approximately $13.5 million and $5.4 million as of December 31, 2005 and 2004, respectively.
Fair Value of Financial Instruments
The carrying amounts reported in the accompanying Consolidated Balance Sheets for cash, accounts receivable, and accounts payable approximate their fair value given the short-term maturity of these instruments. At December 31, 2005, the carrying value and fair value of our 7 3/4% Senior Subordinated Notes (the “7 3/4% Notes”) was $220 million and $227.4 million, respectively, and the carrying value and fair value of our 10 5/8% Senior Subordinated Notes (the “10 5/8% Notes”) was $38.7 million and $44.0 million, respectively. At December 31, 2004, the carrying value and fair value of our 10 5/8% Notes was approximately $150 million and $173 million, respectively. Based upon the borrowing rates currently available to us, the carrying amounts reported in the accompanying Consolidated Balance Sheets for other long-term debt approximate fair value.
Reclassifications
Certain reclassifications have been made to the prior year to conform with current year presentation.
Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, which requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by APB Opinion No. 25, and allowed under the original provisions of SFAS No. 123. On April 15, 2005, the Securities and Exchange Commission extended the effective date of SFAS No. 123R to the first interim reporting period of the first fiscal year beginning on or after June 15, 2005. We began expensing stock options in accordance with SFAS No. 123R under the prospective method in the first quarter of 2006. We believe the impact of adopting SFAS No. 123R on our 2006 financial results will be approximately $0.09 to $0.11 per diluted share. However, because of the uncertainty surrounding future grants and the variables necessary to value them, actual expense recorded in 2006 upon adoption of SFAS No. 123R may differ materially.

2. Revenue
Revenue consists of the following amounts (in thousands):

	December 31,
	2005	2004	2003
Patient service revenue	$663,236	$419,701	$223,340
Management fee revenue	52,088	51,268	54,235

Total revenue	$715,324	$470,969	$277,575

Net Patient Service Revenue
Patient service revenue is reported on the accrual basis in the period in which services are provided, at established rates, regardless of whether collection in full is expected. Net patient service revenue includes amounts we estimate to be reimbursable by Medicare and Medicaid under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates of the facilities and the differences (contractual allowances) are reported as deductions from patient service revenue at the time the service is rendered. The effect of other arrangements for providing services at less than established rates is also reported as deductions from patient service revenue. During the years ended December 31, 2005 and 2004, approximately 35% and 37%, respectively, of our revenues related to patients participating in the Medicaid program. During the years ended December 31, 2005 and 2004, approximately 13% and 12% of our revenues related to patients participating in the Medicare program.
We provide care without charge to patients who are financially unable to pay for the health care services they receive. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in revenues. Settlements under cost reimbursement agreements with third party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions.
Our revenue is particularly sensitive to regulatory and economic changes in the State of Texas. At December 31, 2005 and 2004, we operated eight inpatient facilities in Texas. At December 31, 2003, we operated seven inpatient facilities in Texas. We generated approximately 19%, 28% and 35% of our revenue from our Texas operations for the years ended December 31, 2005, 2004 and 2003, respectively.
Management Contract Revenue
Revenue is recorded as management contract revenue for our inpatient management contract segment. Our inpatient management contract segment receives contractually determined management fees from hospitals and clinics for providing inpatient psychiatric management and development services.
3. Earnings Per Share
Statement of Financial Accounting Standards No. 128, Earnings per Share (“SFAS 128”), requires dual presentation of basic and diluted earnings per share by entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity. We have calculated earnings per share in accordance with SFAS 128 for all periods presented.
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

	Year ended December 31,
	2005	2004	2003
Numerator:
Basic earnings per share:
Income from continuing operations	$26,867	$16,454	$4,713
Accrued dividends on series A convertible preferred stock	—	663	811

Income from continuing operations used in computing basic earnings per share	26,867	15,791	3,902
Income from discontinued operations, net of taxes	287	347	503

Net income available to common stockholders	$27,154	$16,138	$4,405

Diluted earnings per share:
Income from continuing operations	$26,867	$16,454	$4,713
Income from discontinued operations, net of taxes	287	347	503

Net income used in computing diluted earnings per share	$27,154	$16,801	$5,216

Denominator:
Weighted average shares outstanding for basic earnings per share	44,792	29,140	16,740
Effects of dilutive stock options and warrants outstanding	1,504	1,139	862
Effect of dilutive series A convertible preferred stock outstanding	—	4,867	5,896

Shares used in computing diluted earnings per common share	46,296	35,146	23,498

Basic earnings per share:
Income from continuing operations	$0.60	$0.54	$0.23
Income from discontinued operations, net of taxes	0.01	0.01	0.03

	$0.61	$0.55	$0.26

Diluted earnings per share:
Income from continuing operations	$0.58	$0.47	$0.20
Income from discontinued operations, net of taxes	0.01	0.01	0.02

	$0.59	$0.48	$0.22

Diluted earnings per share for the year ended December 31, 2003 does not include the potential dilutive effect of debt outstanding which was convertible into 212,000 shares of our common stock, respectively, as the effect would be anti-dilutive. Interest expense related to this convertible debt was approximately $124,000 for the year ended December 31, 2003.
4. Discontinued Operations
Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that all components of an entity that have been disposed of (by sale, by abandonment or in a distribution to owners) or are held for sale and whose cash flows can be clearly distinguished from the rest of the entity be presented as discontinued operations. We terminated three of our contracts during 2006, two of our contracts during 2005 and three of our contracts during 2004 to manage state-owned facilities in Florida. The operations of these contracts were previously reported within our management contract segment. In 2006, we sold a therapeutic boarding school, previously reported within our owned and leased facilities segment. Accordingly, these operations, net of applicable income taxes, have been presented as discontinued operations and prior period consolidated financial statements have been reclassified.
The components of income from discontinued operations, net of taxes, are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Revenue	$14,911	$26,904	$16,090

Salaries, wages and employee benefits	10,331	18,646	11,207
Professional fees	836	2,039	1,207
Supplies	1,319	2,329	1,309
Rentals and leases	256	295	120
Other operating expenses	1,477	2,877	1,387
Provision for bad debts	68	80	2
Depreciation and amortization	109	78	47
Interest expense	48	—	—

	14,444	26,344	15,279

Income from discontinued operations before income taxes	467	560	811
Provision for income taxes	180	213	308

Income from discontinued operations, net of income taxes	$287	$347	$503

5. Acquisitions
     2005 ACQUISITIONS
On July 1, 2005, we acquired Ardent Health Services, Inc. (“Ardent Behavioral”) an owner and operator of 20 inpatient psychiatric facilities. This acquisition was accounted for by the purchase method. The aggregate purchase price of this transaction was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for the period subsequent to the acquisition date. As the acquisition of Ardent Behavioral involved the acquisition of stock, the goodwill associated with this acquisition is not deductible for federal income tax purposes.
The following table summarizes the allocation of the aggregate purchase price of the aforementioned acquisition (in thousands):

Ardent
Behavioral
Assets acquired:
Accounts receivable	$47,670
Other current assets	23,436
Fixed assets	152,355
Costs in excess of net assets acquired	393,017
Other assets	4,601

621,079
Liabilities assumed	50,114
Common stock issued	64,765

Cash paid, net of cash acquired	$506,200

The purchase price allocation for Ardent Behavioral is preliminary pending final measurement of certain assets and liabilities related to the acquisition.
     2004 ACQUISITIONS
During 2004, we acquired two inpatient psychiatric facilities from Brentwood Behavioral Health (“Brentwood”), all of the membership interests of Palmetto Behavioral Health System, L.L.C. (“Palmetto”), an operator of two inpatient behavioral health care facilities, four inpatient behavioral health care facilities from Heartland Healthcare (“Heartland”), an inpatient behavioral health care facility from Piedmont Behavioral Health Center LLC (“Piedmont”) and a system of inpatient behavioral health care facilities from Alliance Behavioral Health Group (“Alliance Behavioral”). These acquisitions were accounted for by the purchase method. The aggregate purchase price of these transactions was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for periods subsequent to the respective acquisition dates. As the acquisition of Palmetto involved the acquisition of membership interests, the goodwill associated with this acquisition is not deductible for federal income tax purposes. The goodwill associated with the other acquisitions during 2004 is deductible for federal income tax purposes.
The following table summarizes the allocation of the aggregate purchase price of the aforementioned acquisitions (in thousands):

					Alliance
	Brentwood	Palmetto	Heartland	Piedmont	Behavioral	Total
Assets acquired:
Accounts receivable	$4,086	$1,703	$8,637	$748	$2,548	$17,722
Other current assets	214	593	166	65	34	1,072
Fixed assets	27,868	4,877	17,563	4,970	4,328	59,606
Costs in excess of net assets acquired	3,956	5,349	44,714	5,703	7,552	67,274
Other assets	1,899	4	30	—	111	2,044

	38,023	12,526	71,110	11,486	14,573	147,718
Liabilities assumed	7,087	1,774	4,481	505	1,353	15,200

Cash paid, net of cash acquired	$30,936	$10,752	$66,629	$10,981	$13,220	$132,518

     2003 ACQUISITIONS
During 2003, we acquired Ramsay, an operator of 11 owned or leased inpatient behavioral health care facilities and 10 contracts to manage inpatient behavioral health care facilities for state government agencies. Also during 2003, we acquired six inpatient behavioral health care facilities from The Brown Schools, Inc. (“The Brown Schools”). In addition, we purchased Alliance Health Center (“Alliance”) and the Calvary Center (“Cavalry”) during 2003. These acquisitions were accounted for by the purchase method. The aggregate purchase price of these transactions was allocated to the assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the accounts and operations of the acquired entities for periods subsequent to the respective acquisition dates. Our liabilities assumed included approximately $3.3 million payable to the seller of Calvary upon the completion of certain licensing issues. This amount was paid to the seller in January 2004. As the acquisitions of Ramsay and Alliance involved the acquisition of stock, the goodwill associated with these acquisitions is not deductible for federal income tax purposes. The goodwill associated with the acquisitions of The Brown Schools and Calvary is deductible for federal income tax purposes.
The following table summarizes the allocation of the aggregate purchase price of the aforementioned acquisitions (in thousands):

		The Brown
	Ramsay	Schools	Alliance	Calvary	Total
Assets acquired:
Accounts receivable	$18,396	$11,367	$1,901	$70	$31,734
Other current assets	7,228	1,046	139	20	8,433
Fixed assets	53,050	43,756	14,460	36	111,302
Costs in excess of net assets acquired	19,161	17,377	1,755	4,114	42,407
Other assets	1,496	591	—	9	2,096

	99,331	74,137	18,255	4,249	195,972
Liabilities assumed	18,536	9,601	4,229	3,591	35,957
Long-term debt issued	—	51,171	12,594	—	63,765

Cash paid, net of cash acquired	$80,795	$13,365	$1,432	$658	$96,250

     Other Information
The following represents the unaudited pro forma results of consolidated operations as if the aforementioned acquisitions had occurred at the beginning of the immediate preceding period, after giving effect to certain adjustments, including the depreciation and amortization of the assets acquired based upon their fair values and changes in interest expense resulting from changes in consolidated debt:

	2005	2004	2003
Revenues	$877,275	$810,875	$495,136
Net income available to common stockholders	34,515	25,430	11,688

Earnings per common share, basic	$0.75	$0.80	$0.70
The pro forma information for the years ended December 31, 2005, 2004 and 2003 includes losses from refinancing long-term debt of approximately $21.9 million, $6.4 million and $4.9 million, respectively. The pro forma information given does not purport to be indicative of what our results of operations would have been if the acquisitions had in fact occurred at the beginning of the periods presented, and is not intended to be a projection of the impact on future results or trends.
6. Long-term debt
Long-term debt consists of the following (in thousands):

	December 31,
	2005	2004
Senior credit facility:
Senior Secured Term Loan Facility, expiring on July 1, 2012 and bearing interest of 6.2% at December 31, 2005	$200,000	$—
7 3/4% Notes	220,000	—
10 5/8% Notes	38,681	150,000
Mortgage loans on facilities, maturing in 2037 and 2038 bearing fixed interest rates of 5.65% to 5.95%	23,377	23,611
Other	331	725

	482,389	174,336
Less current portion	325	20,764

Long-term debt	$482,064	$153,572

Senior Credit Facility
As a result of entering into a new credit agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”) and terminating our former senior credit facility we recorded a loss on refinancing long-term debt of $6.4 million during 2004. On December 21, 2004, our Credit Agreement with Bank of America was amended and restated to provide for a revolving credit facility of up to $150 million. On July 1, 2005, we amended and restated our Credit Agreement to include a $325 million senior secured term loan facility with Citicorp North America, Inc. We borrowed $325 million on the senior secured term loan facility on July 1, 2005 to finance a portion of the purchase price for the Ardent Behavioral acquisition. During the quarter ended September 30, 2005, we repaid $125 million of the senior secured term loan facility with a portion of the proceeds received from the sale of 8,050,000 shares of our common stock. The remaining $200 million balance on our senior secured term loan facility is due on July 1, 2012.
Our Credit Agreement is secured by substantially all of the personal property owned by us or our subsidiaries, substantially all real property owned by us or our subsidiaries that has a value in excess of $2.5 million and the stock of our operating subsidiaries. In addition, the Credit Agreement is fully and unconditionally guaranteed by substantially all of our operating subsidiaries. The revolving credit facility and senior secured term loan facility accrue interest at our choice of the “Base Rate” or the “Eurodollar Rate” (as defined in the Credit Agreement) and are due December 21, 2009 and July 1, 2012, respectively. The “Base Rate” and “Eurodollar Rate” fluctuate based upon market rates and certain leverage ratios, as defined in the Credit Agreement. At December 31, 2005, we had no borrowings outstanding and $149.4 million available for future borrowings under the revolving credit facility. Until the maturity date, we may borrow, repay and re-borrow an amount not to exceed $150 million on our revolving credit facility. All repayments made under the senior secured term loan facility are permanent. We pay a quarterly commitment fee of 0.5% per annum on the unused portion of our revolving credit facility. Commitment fees were approximately $600,000 for the year ended December 31, 2005.
Our Credit Agreement contains customary covenants that include: (1) a limitation on capital expenditures and investments, sales of assets, mergers, changes of ownership, new principal lines of business, indebtedness, transactions with affiliates, dividends and redemptions; (2) various financial covenants; and (3) cross-default covenants triggered by a default of any other indebtedness of at least $5.0 million. As of December 31, 2005, we were in compliance with all debt covenant requirements. If we violate one or more of these covenants, amounts outstanding under the revolving credit facility, senior secured term loan facility and the majority of our other debt arrangements could become immediately payable and additional borrowings could be restricted.
7 3/4% Notes
On July 6, 2005, we issued $220 million in 7 3/4% Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. Proceeds from the issuance of these notes were used to repay indebtedness on the $150 million bridge loan, which financed a portion of the purchase price for the acquisition of Ardent Behavioral and to repay approximately $61.3 million of our 10 5/8% Notes. Interest on these notes accrues at the rate of 7 3/4% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2006. The 7 3/4% Notes will mature on July 15, 2015.

10 5/8% Notes
On June 30, 2003, we issued $150 million in 10 5/8% Notes, which are fully and unconditionally guaranteed on a senior subordinated basis by substantially all of our existing operating subsidiaries. Interest on these notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on June 15 and December 15. The 10 5/8% Notes will mature on June 15, 2013.
On January 14, 2005, we redeemed $50 million of our 10 5/8% Notes and paid a 10 5/8% penalty and related accrued interest on the amount redeemed. We borrowed $30 million under our revolving line of credit and used cash on hand for the remainder of the redemption. We classified $20 million of the 10 5/8% Notes as current portion of long-term debt on December 31, 2004. On July 6, 2005, we repurchased approximately $61.3 million of our 10 5/8% Notes and paid a premium of approximately $8.6 million on the notes repurchased using proceeds from the issuance of our 7 3/4% Notes.
Mortgage Loans
During 2002 and 2003 we borrowed approximately $23.8 million under mortgage loan agreements insured by the U.S. Department of Housing and Urban Development (“HUD”). The mortgage loans insured by HUD are secured by real estate located at Holly Hill Hospital in Raleigh, North Carolina, West Oaks Hospital in Houston, Texas and Riveredge Hospital near Chicago, Illinois. Interest accrues on the Holly Hill, West Oaks and Riveredge HUD loans at 5.95%, 5.85% and 5.65% and principal and interest are payable in 420 monthly installments through December 2037, September 2038 and December 2038, respectively. We used the proceeds from the mortgage loans to repay approximately $4.4 million in 2002 and $17.0 million in 2003 of our term debt under our former senior credit facility, pay certain financing costs, and fund required escrow amounts for future improvements to the property. The carrying amount of assets held as collateral approximated $22 million at December 31, 2005.
Other
At December 31, 2005, we had approximately $10.6 million of accrued interest expense in other accrued liabilities.
The aggregate maturities of long-term debt, including capital lease obligations, are as follows (in thousands):

2006	$325
2007	367
2008	378
2009	338
2010	322
Thereafter	480,659

Total	$482,389

7. Series A Convertible Preferred Stock
In conjunction with our acquisitions of The Brown Schools and Ramsay, we issued 4,545,454 shares of our series A convertible preferred stock for $25.0 million in equal installments in April and June of 2003. Each share of series A convertible preferred stock was convertible into one share of our common stock. Holders of our series A convertible preferred stock were entitled to receive pay-in-kind dividends, compounded quarterly, equal to 5% per share of the original share price through March 31, 2005 and 7% per share of the original share price thereafter. Because we may have been required to redeem the series A convertible preferred stock upon certain change of control events that may not have been within our control, the series A convertible preferred stock were classified outside of our permanent stockholders’ equity. During the year ended December 31, 2004, the holders of our series A convertible preferred stock converted all shares of series A convertible preferred stock and related accrued dividends into 9,626,940 shares of our common stock.
8. Leases
At December 31, 2005, future minimum lease payments under operating leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (in thousands):

2006	$7,594
2007	5,321
2008	3,972
2009	3,469
2010	2,063
Thereafter	16,503

Total	$38,922

9. Income Taxes
Total provision for income taxes for the years ended December 31, 2005, 2004 and 2003 was allocated as follows (in thousands):

	2005	2004	2003
Provision for income taxes attributable to income from continuing operations	$16,836	$10,085	$3,477
Provision for income taxes attributable to income from discontinued operations	180	213	308

Total provision for income taxes	$17,016	$10,298	$3,785

The provision for (benefit from) income taxes attributable to income from continuing operations consists of the following (in thousands):

	2005	2004	2003
Current:
Federal	$(1,754)	$9,823	$—
State	2,712	1,606	371

	958	11,429	371

Deferred:
Federal	16,556	(1,279)	3,099
State	(912)	(244)	7
Foreign	234	179	—

	15,878	(1,344)	3,106

Provision for income taxes	$16,836	$10,085	$3,477

The tax benefits associated with nonqualified stock options decreased the current tax liability by $4.3 million, $2.2 million, and zero in 2005, 2004 and 2003, respectively, and increased noncurrent deferred tax assets by $0.5 million $ 0.3 million, and zero in 2005, 2004 and 2003, respectively. Such benefits were recorded as increases to stockholders’ equity.
The reconciliation of income tax computed by applying the U.S. federal statutory rate to the actual income tax (benefit) expense attributable to income from continuing operations is as follows (in thousands):

	2005	2004	2003
Federal tax	$15,296	$9,288	$2,784
State income taxes (net of federal)	1,169	885	246
Other	371	(88)	447

Provision for income taxes	$16,836	$10,085	$3,477

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising temporary differences at December 31, 2005 and 2004 are as follows (in thousands):

	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$34,370	$15,491
Allowance for doubtful accounts	5,067	2,550
Alternative minimum tax credit carryovers	1,601	1,244
Accrued liabilities	12,603	8,270
Other	—	18

Total gross deferred tax assets	53,641	27,573
Less: Valuation allowance	(4,053)	(3,435)

Total deferred tax assets	49,588	24,138
Deferred tax liabilities:
Intangible assets	(11,092)	(8,048)
Property and equipment	(40,252)	(15,002)
Other	—	(453)

Net deferred tax asset (liability)	$(1,756)	$635

Deferred income taxes of $30.4 million and $8.7 million at December 31, 2005 and 2004, respectively, are included in other current assets. Noncurrent deferred income tax liabilities totaled $32.2 million and $8.0 million at December 31, 2005 and 2004, respectively. In connection with the Ardent Behavioral acquisition, we recorded net deferred tax assets of approximately $12.1 million, with a corresponding reduction in goodwill. Ardent Behavioral’s final income tax returns for the period ending on the acquisition date had not been completed at the time of this filing. The final determination of deferred tax assets and liabilities resulting from the Ardent Behavioral acquisition cannot be completed until such tax returns are filed. Any resulting adjustments to deferred tax assets and liabilities will be allocated to goodwill.
Current accounting standards generally accepted in the United States (“GAAP”) require that deferred income taxes reflect the tax consequences of differences between the tax bases of assets and liabilities and their carrying values for GAAP. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the more likely than not criteria. We have evaluated the need for a valuation allowance against deferred tax assets and have recorded valuation allowances of $4.1 million, $3.4 million and $11.3 million at December 31, 2005, 2004 and 2003, respectively. The net change in valuation allowance was an increase of $0.6 million for the year ended December 31, 2005 and a decrease of $7.8 million for the year ended December 31, 2004. Of the valuation allowance reported as of December 31, 2005, $3.0 million relates to amounts recorded in various acquisitions and any subsequent reductions to this portion of the valuation allowance would reduce goodwill. Reductions in valuation allowances of $0.2 million and $6.7 million during the years ended December 31, 2005 and December 31, 2004, respectively, were allocated to reduce goodwill.
As of December 31, 2005, we had federal net operating loss carryforwards of $79.7 million expiring in the years 2012 through 2025, state net operating loss carryforwards of $79.7 million expiring in various years through 2025, foreign net operating loss carryforwards of $4.3 million expiring through 2023 and an alternative minimum tax credit carryover of approximately $1.6 million available to reduce future federal income taxes.
10. Stock Option Plans
The Psychiatric Solutions, Inc. Equity Incentive Plan (the “Equity Incentive Plan”) was amended at our 2005 Annual Meeting of Stockholders to increase the number of shares of our common stock subject to grant under the Equity Incentive Plan to 9,866,666 from 5,866,666. Under the Equity Incentive Plan, options may be granted for terms of up to ten years and initial grants are generally exercisable in cumulative annual increments of 25% each year, commencing one year after the date of grant. Options granted subsequent to an employee’s initial grant are generally exercisable in cumulative increments of 25% each year, commencing on the date of grant. The exercise prices of incentive stock options and nonqualified options shall not be less than 100% and 85%, respectively, of the fair market value of the common shares on the trading day immediately preceding the date of grant.
The Psychiatric Solutions, Inc. Outside Directors’ Stock Option Plan (the “Directors’ Plan”) provides for a grant of 8,000 stock options at each annual meeting of stockholders to each outside director at the fair market value of our common shares on the trading day immediately preceding the date of grant. The Directors’ Plan was amended at our 2005 Annual Meeting of Stockholders to provide for an initial grant of 12,000 stock options to each new outside director on the date of the director’s initial election or appointment to the board of directors. The options vest 25% on the grant date and 25% on the succeeding three anniversaries of the grant date. Options for a maximum of 683,334 shares may be granted under the Directors’ Plan.
No options with exercise prices below fair market value were granted during 2005, 2004 or 2003.
Stock option activity, including options granted for acquisitions, is as follows (number of options in thousands):

			Weighted
	Number	Option	Average
	of	Exercise	Exercise
	Options	Price	Price
Balance at December 31, 2002	2,146	$0.44 to $15.00	$4.61
Granted	1,426	$2.53 to $6.88	$5.39
Canceled	(166)	$0.44 to $15.00	$5.69
Exercised	(128)	$0.44 to $4.78	$2.46

Balance at December 31, 2003	3,278	$0.44 to $15.00	$4.97
Granted	1,420	$9.98 to $13.10	$10.65
Canceled	(248)	$1.52 to $15.00	$6.81
Exercised	(918)	$0.44 to $15.00	$5.86

Balance at December 31, 2004	3,532	$0.44 to $15.00	$6.89
Granted	2,154	$19.31 to $27.35	$21.75
Canceled	(495)	$1.52 to $23.28	$13.36
Exercised	(719)	$0.44 to $20.69	$8.88

Balance at December 31, 2005	4,472	$0.44 to $27.35	$13.01
     The following table summarizes information concerning outstanding and exercisable options at December 31, 2005 (number of options in thousands).

	Options Outstanding		Options Exercisable
		Weighted Avg.	Weighted
		Remaining	Average
	Number	Contractual	Exercise	Number
Exercise Prices	Outstanding	Life (in years)	Price	Exercisable
$0.44 to $4.99	1,059	6.3	$2.60	743
$5.00 to $9.99	776	7.8	$7.07	275
$10.00 to $14.99	742	8.1	$10.52	255
$15.00 to $19.99	201	9.2	$18.96	41
$20.00 to $24.99	1,580	9.4	$21.08	234
$25.00 to $27.35	114	9.8	$27.35	—

	4,472	8.2	$7.92	1,548

11. Employee Benefit Plan
We sponsor the Psychiatric Solutions, Inc. Retirement Savings Plan (the “Plan”). The Plan is a tax-qualified profit sharing plan with a cash or deferred arrangement whereby employees who have completed three months of service and are age 21 or older are eligible to participate. The Plan allows eligible employees to make contributions of 1% to 85% of their annual compensation, subject to annual limitations. The Plan enables us to make discretionary contributions into each participants’ account that fully vest over a four year period based upon years of service.
12. Contingencies and Health Care Regulation
  Contingencies
We are subject to various claims and legal actions which arise in the ordinary course of business. We have professional liability insurance to protect against such claims or legal actions. We believe the ultimate resolution of such matters will be adequately covered by insurance and will not have a material adverse effect on our financial position or results of operations.
  Employment Agreements
Effective August 6, 2002, we entered into an Amended and Restated Employment Agreement with Joey A. Jacobs, our Chairman, Chief Executive Officer and President. Mr. Jacobs’ Amended and Restated Employment Agreement was amended on November 26, 2003. Mr. Jacobs’ agreement provides for an annual base salary and an annual cash incentive compensation award tied to objective criteria as established by the board of directors. The employment agreement has an initial term of one year and is subject to automatic annual renewals absent prior notice from either party.
Mr. Jacobs’ employment agreement provides for various payments to Mr. Jacobs upon cessation of employment, depending on the circumstances. If we terminate Mr. Jacobs’s employment “without cause” or if he resigns pursuant to a constructive discharge, then

(i) all options scheduled to vest during the succeeding 24 month period will immediately vest and will remain exercisable for 12 months from the date of termination, (ii) certain restricted stock will immediately vest, (iii) Mr. Jacobs will receive a cash payment equal to 200% of his base salary and bonus earned during the twelve months prior to termination, and (iv) all benefits and perquisites will continue for 18 months. In the event of a change in control, his employment agreement requires that we pay him 200% of his base salary and bonus earned in the twelve months prior to termination, paid out over a period of 24 months, and to continue all benefits and perquisites for 18 months.
  Current Operations
Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. We believe adequate provision has been made for any adjustments that may result from such reviews.
Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. We believe that we are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.
We have acquired and may continue to acquire professional corporations with prior operating histories. Acquired corporations may have unknown or contingent liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and similar anti-referral laws. Although we attempt to assure ourselves that no such liabilities exist and obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification or, if covered, that the liability sustained will not exceed contractual limits or the financial capacity of the indemnifying party.
13. Related Party Transactions
Joey Jacobs, our Chief Executive Officer, served as a member of the board of directors of Stones River Hospital until the first quarter of 2003, a hospital in which we manage a psychiatric unit pursuant to a management agreement. The term of the third amendment to the management agreement is two years, and automatically renews for one year terms unless terminated by either party. Total revenue from this management agreement was $783,000 for the year ended December 31, 2003. We believe the terms of the management agreement are consistent with management agreements negotiated at arms-length.
Edward Wissing, one of our outside directors, occasionally provided advisory and consulting services during 2002 to Brentwood Capital Advisors, our financial advisor. Mr. Wissing also was a party to a consulting arrangement with Brentwood Capital pursuant to which he provided certain consulting services. According to the terms of this consulting arrangement, Mr. Wissing received a fixed consulting fee of $5,000 per month beginning in August 2002 and ending in May 2003.
In January 2000, PMR loaned Mark. P. Clein, PMR’s chief executive officer at the time and currently one of our directors, $467,500 pursuant to promissory notes for the purchase of stock in connection with the exercise of stock options (the “Stock Notes”). The Stock Notes, due December 31, 2004, bear interest at the rate of 6.21% per annum and are with recourse in addition to being secured by stock under pledge agreements. PMR also received promissory notes from Mr. Clein for up to $257,208 for tax liabilities related to the purchase of such stock (the “Tax Notes”). The Tax Notes, due December 31, 2004, bore interest at the rate of 6.21% and were secured by stock pledges, but were otherwise without recourse. During the third quarter of 2004, Mr. Clien repaid the remaining principal balance of $338,000 on the Stock Notes and Tax Notes.
Joseph P. Donlan, a former director of the Company, is the co-manager of the 1818 Fund. On June 28, 2002, we entered into a securities purchase agreement with the 1818 Fund where the 1818 Fund agreed to purchase up to $20 million of senior subordinated notes with detachable warrants. At the closing on June 28, 2002, a total of $10 million of the senior subordinated notes were issued. On June 30, 2003, we repaid principal of $10 million, accrued interest and a prepayment penalty of 3% to the 1818 Fund with proceeds from our issuance of 10 5/8% senior subordinated notes, and we no longer have the ability to borrow under the Securities Purchase Agreement with the 1818 Fund.
William M. Petrie, M.D., a member of the Company’s Board of Directors, serves as President of Psychiatric Consultants, P.C. (“PCPC”), a practice group managed by us, and owns a 14% interest in PCPC. The initial term of the management agreement was for three years. It was renewed for additional three year terms on April 11, 2000 and April 11, 2003. The management agreement will continue to automatically renew for three year terms unless terminated by either party. Our management fee was for the years ended December 31, 2005, 2004 and 2003 was $125,000, $137,000 and $112,000, respectively. At December 31, 2005 and 2004 PCPC owed us $89,000 and $21,000, respectively.
On February 4, 2003, our stockholders approved the private placement of $25 million of series A convertible preferred stock with affiliates of Oak Investment Partners and Salix Ventures and The 1818 Mezzanine Fund II, L.P. (“the 1818 Fund”). The 1818 Fund invested an aggregate of $1 million and received an aggregate of 181,818 shares of series A convertible preferred stock. Oak Investment Partners invested an aggregate of $20 million and received an aggregate of 3,636,364 shares of series A convertible preferred stock. Salix Ventures invested an aggregate of $4 million and received an aggregate of 727,272 shares of series A convertible preferred stock. One half of the series A convertible preferred stock was issued on April 1, 2003. The other half was issued on June 19, 2003. The 1818 Fund, Oak Investment Partners and Salix Ventures each had a representative who was a member of our board of directors when we sold the series A convertible preferred stock. The proceeds of the sale of the series A convertible preferred stock were used to acquire Ramsay, six facilities from The Brown Schools, and to pay down a portion of our long-term debt. During 2004, the holders of series A convertible preferred stock converted all outstanding shares of series A convertible preferred stock and related pay-in-kind dividends into 9,626,940 shares of our common stock.
14. Disclosures About Reportable Segments
In accordance with the criteria of Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information, (“SFAS 131”) we operate two reportable segments: (1) owned and leased facilities and (2) management contracts. Each of our inpatient facilities and inpatient management contracts qualifies as an operating segment under SFAS 131; however, none is individually material. We have aggregated our operations into two reportable segments based on the characteristics of the services provided. As of December 31, 2005, the owned and leased facilities segment provides mental health and behavioral heath services to patients in its 47 owned and 8 leased inpatient facilities in 27 states. The management contracts segment provides inpatient psychiatric management and development services to inpatient behavioral health units in hospitals and clinics. Activities classified as “Corporate and Other” in the following schedule relate primarily to unallocated home office items and discontinued operations.
Adjusted EBITDA is a non-GAAP financial measure and is defined as net income (loss) before discontinued operations, interest expense (net of interest income), income taxes, depreciation, amortization, stock compensation and other items included in the caption labeled “Other expenses.” These other expenses may occur in future periods, but the amounts recognized can vary significantly from period to period and do not directly relate to ongoing operations of our health care facilities. Our management relies on adjusted EBITDA as the primary measure to review and assess the operating performance of our inpatient facilities and their management teams. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by management. Management and investors also review adjusted EBITDA to evaluate our overall performance and to compare our current operating results with corresponding periods and with other companies in the health care industry. You should not consider adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with U. S. generally accepted accounting principles. Because adjusted EBITDA is not a measure of financial performance under U. S. generally accepted accounting principles and is susceptible to varying calculations, it may not be comparable to similarly titled measures of other companies. The following is a financial summary by reportable segment for the periods indicated (dollars in thousands):
Year ended December 31, 2005

	Owned and
	Leased	Management	Corporate
	Facilities	Contracts	and Other	Consolidated
Revenue	$663,236	$52,088	$—	$715,324
Adjusted EBITDA	$121,010	$10,074	$(23,716)	$107,368
Interest expense, net	16,406	—	10,650	27,056
Provision for income taxes	2,142	—	14,694	16,836
Depreciation and amortization	13,308	680	750	14,738
Inter-segment expenses	25,716	2,919	(28,635)	—
Other expenses:
Loss on refinancing long-term debt	—	—	21,871	21,871

Total other expenses	—	—	21,871	21,871

Income (loss) from continuing operations	$63,438	$6,475	$(43,046)	$26,867

Total assets	$1,018,276	$29,285	$127,470	$1,175,031

Capital expenditures	$17,592	$52	$4,106	$21,750

Cost in excess of net assets acquired	$506,160	$20,376	$—	$526,536

Year ended December 31, 2004

	Owned and
	Leased	Management	Corporate
	Facilities	Contracts	and Other	Consolidated
Revenue	$419,701	$51,268	$—	$470,969
Adjusted EBITDA	$66,351	$10,007	$(14,640)	$61,718
Interest expense, net	19,645	(15)	(666)	18,964
Provision for income taxes	2,737	—	7,348	10,085
Depreciation and amortization	8,366	1,082	360	9,808
Inter-segment expenses	11,471	2,968	(14,439)	—
Other expenses:
Loss on refinancing long-term debt	—	—	6,407	6,407

Total other expenses	—	—	6,407	6,407

Income (loss) from continuing operations	$24,132	$5,972	$(13,650)	$16,454

Total assets	$401,633	$31,217	$63,834	$496,684

Capital expenditures	$15,632	$—	$1,569	$17,201

Cost in excess of net assets acquired	$105,121	$23,841	$—	$128,962

Year ended December 31, 2003

	Owned and
	Leased	Management	Corporate
	Facilities	Contracts	and Other	Consolidated
Revenue	$223,340	$54,235	$—	$277,575
Adjusted EBITDA	$32,407	$10,489	$(8,950)	$33,946
Interest expense, net	6,996	92	7,690	14,778
Provision for income taxes	2,165	73	1,239	3,477
Depreciation and amortization	4,409	1,108	190	5,707
Inter-segment expenses	5,640	1,292	(6,932)	—
Other expenses:
Loss on refinancing long-term debt	—	—	4,856	4,856
Change in valuation of put warrants	—	—	960	960
Change in reserve of stockholder notes	—	(545)	—	(545)

Total other expenses	—	(545)	5,816	5,271

Income (loss) from continuing operations	$13,197	$8,469	$(16,953)	$4,713

Total assets	$252,001	$33,557	$60,644	$346,202

Capital expenditures	$5,516	$—	$231	$5,747

Cost in excess of net assets acquired	$44,523	$23,305	$—	$67,828

15. Other Information
A summary of activity in allowance for doubtful accounts follows (in thousands)

	Balances	Additions	Additions	Accounts written	Balances
	at beginning	charged to costs	charged to	off, net of	at end
	of period	and expenses	other accounts (1)	recoveries	of period
Allowance for doubtful accounts:
Year ended December 31, 2003	5,284	6,312	4,321	8,834	7,083
Year ended December 31, 2004	7,083	10,794	3,253	10,468	10,662
Year ended December 31, 2005	10,662	13,498	5,844	14,649	15,355

(1)	Allowances as a result of acquisition.
16. Quarterly Information (Unaudited)
Summarized results for each quarter in the years ended December 31, 2005 and 2004 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2005
Revenue	$134,268	$139,490	$220,458	$221,108
Income from continuing operations	$3,195	$8,769	$1,127	$13,776
Net income	$3,328	$8,707	$1,179	$13,940

Earnings per share:
Basic	$0.08	$0.21	$0.03	$0.26
Diluted	$0.08	$0.21	$0.02	$0.26

2004
Revenue	$99,392	$112,958	$127,430	$131,189
(Loss) income from continuing operations	$(160)	$5,090	$5,194	$6,330
Net (loss) income available to common stockholders	$(360)	$4,923	$5,215	$6,360

Earnings per share:
Basic	$(0.01)	$0.17	$0.18	$0.18
Diluted	$(0.01)	$0.15	$0.15	$0.17
As discussed in Note 4, we terminated three of our contracts during 2006, two of our contracts during 2005 and three of our contracts during 2004 to manage state-owned facilities in Florida. In addition, we sold a therapeutic boarding school in 2006. These operations have been accounted for as discontinued operations in accordance with SFAS 144 and accordingly, have been presented as discontinued operations, net of income tax, and all prior quarterly data has been reclassified.
We incurred losses on refinancing long-term debt of approximately $7.0 million and $14.9 million during the first and third quarters of 2005, respectively. In the first quarter of 2004, we incurred a loss on refinancing long-term debt of approximately $6.4 million in conjunction with the termination of our former credit agreement.
17. Financial Information for the Company and Its Subsidiaries
We conduct substantially all of our business through our subsidiaries. Presented below is consolidated financial information for us and our subsidiaries as of December 31, 2005 and 2004, and for the years ended December 31, 2005, 2004 and 2003. The information segregates the parent company (Psychiatric Solutions, Inc.), the combined wholly-owned subsidiary guarantors, the combined non-guarantors, and eliminations. All of the subsidiary guarantees are both full and unconditional and joint and several.

Condensed Consolidating Balance Sheet
As of December 31, 2005
(Dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Current Assets:
Cash and cash equivalents	$—	$44,115	$10,585	$—	$54,700
Accounts receivable, net	—	132,288	—	—	132,288
Prepaids and other	—	52,142	—	—	52,142

Total current assets	—	228,545	10,585	—	239,130
Property and equipment, net of accumulated depreciation	—	356,816	29,179	(7,833)	378,162
Cost in excess of net assets acquired	—	526,536	—	—	526,536
Investment in subsidiaries	444,888	—	—	(444,888)	—
Other assets	12,441	15,347	3,415	—	31,203

Total assets	$457,329	$1,127,244	$43,179	$(452,721)	$1,175,031

Current Liabilities:
Accounts payable	$—	$18,726	$—	$—	$18,726
Salaries and benefits payable	—	46,872	—	—	46,872
Other accrued liabilities	12,994	21,056	313	—	34,363
Current portion of long-term debt	77	—	248	—	325

Total current liabilities	13,071	86,654	561	—	100,286
Long-term debt, less current portion	458,935	—	23,129	—	482,064
Deferred tax liability	—	32,151	—	—	32,151
Other liabilities	3,011	9,544	8,263	—	20,818

Total liabilities	475,017	128,349	31,953	—	635,319
Stockholders’ (deficit) equity:
Total stockholders’ (deficit) equity	(17,688)	998,895	11,226	(452,721)	539,712

Total liabilities and stockholders’ (deficit) equity	$457,329	$1,127,244	$43,179	$(452,721)	$1,175,031

Condensed Consolidating Balance Sheet
As of December 31, 2004
(Dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Current Assets:
Cash and cash equivalents	$—	$30,988	$2,463	$—	$33,451
Accounts receivable, net	—	75,329	—	—	75,329
Prepaids and other	—	16,242	975	—	17,217

Total current assets	—	122,559	3,438	—	125,997
Property and equipment, net of accumulated depreciation	—	195,848	30,155	(8,076)	217,927
Cost in excess of net assets acquired	—	128,962	—	—	128,962
Investment in subsidiaries	160,065	—	—	(160,065)	—
Other assets	6,791	13,442	3,565	—	23,798

Total assets	$166,856	$460,811	$37,158	$(168,141)	$496,684

Current Liabilities:
Accounts payable	$—	$10,058	$—	$—	$10,058
Salaries and benefits payable	—	26,751	—	—	26,751
Other accrued liabilities	1,162	27,296	1,682	(1,559)	28,581
Current portion of long-term debt	20,529	—	235	—	20,764

Total current liabilities	21,691	64,105	1,917	(1,559)	86,154
Long-term debt, less current portion	130,195	—	23,377	—	153,572
Deferred tax liability	—	8,020	—	—	8,020
Other liabilities	3,325	(461)	—	1,559	4,423

Total liabilities	155,211	71,664	25,294	—	252,169
Stockholders’ equity:
Total stockholders’ equity	11,645	389,147	11,864	(168,141)	244,515

Total liabilities and stockholders’ equity	$166,856	$460,811	$37,158	$(168,141)	$496,684

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2005
(Unaudited, dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$715,324	$11,073	$(11,073)	$715,324
Salaries, wages and employee benefits	—	392,309	—	—	392,309
Professional fees	—	72,703	474	—	73,177
Supplies	—	42,993	—	—	42,993
Rentals and leases	—	11,450	—	—	11,450
Other operating expenses	—	73,728	8,313	(7,512)	74,529
Provision for doubtful accounts	—	13,498	—	—	13,498
Depreciation and amortization	—	14,005	976	(243)	14,738
Interest expense	25,823	—	1,233	—	27,056
Loss on refinancing long-term debt	21,871	—	—	—	21,871

	47,694	620,686	10,996	(7,755)	671,621
(Loss) income from continuing operations before income taxes	(47,694)	94,638	77	(3,318)	43,703
(Benefit from) provision for income taxes	(18,376)	35,212	—	—	16,836

(Loss) income from continuing operations	(29,318)	59,426	77	(3,318)	26,867
Income from discontinued operations, net of taxes	—	287	—	—	287

Net (loss) income	$(29,318)	$59,713	$77	$(3,318)	$27,154

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2004
(Unaudited, dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$470,969	$3,702	$(3,702)	$470,969
Salaries, wages and employee benefits	—	254,897	—	—	254,897
Professional fees	—	52,142	58	—	52,200
Supplies	—	29,717	—	—	29,717
Rentals and leases	—	8,876	—	—	8,876
Other operating expenses	—	52,757	618	(608)	52,767
Provision for doubtful accounts	—	10,794	—	—	10,794
Depreciation and amortization	—	9,076	975	(243)	9,808
Interest expense	17,469	—	1,495	—	18,964
Loss on refinancing long-term debt	6,407	—	—	—	6,407

	23,876	418,259	3,146	(851)	444,430
(Loss) income from continuing operations before income taxes	(23,876)	52,710	556	(2,851)	26,539
(Benefit from) provision for income taxes	(9,073)	19,158	—	—	10,085

(Loss) income from continuing operations	(14,803)	33,552	556	(2,851)	16,454
Income from discontinued operations, net of taxes	—	347	—	—	347

Net (loss) income	(14,803)	33,899	556	(2,851)	16,801
Accrued preferred stock dividends	663	—	—	—	663

Net (loss) income available to common shareholders	$(15,466)	$33,899	$556	$(2,851)	$16,138

Condensed Consolidating Statement of Income
For the Year Ended December 31, 2003
(Unaudited, dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Revenue	$—	$277,575	$1,802	$(1,802)	277,575
Salaries, wages and employee benefits	—	142,292	—	—	142,292
Professional fees	—	31,992	94	—	32,086
Supplies	—	15,765	—	—	15,765
Rentals and leases	—	3,989	—	—	3,989
Other operating expenses	545	44,439	903	(2,702)	43,185
Provision for doubtful accounts	—	6,312	—	—	6,312
Depreciation and amortization	—	5,260	447	—	5,707
Interest expense	14,086	124	568	—	14,778
Loss on refinancing long-term debt	4,856	—	—	—	4,856
Change in valuation of put warrants	960	—	—	—	960
Change in reserve of stockholder notes	(545)	—	—	—	(545)

	19,902	250,173	2,012	(2,702)	269,385
(Loss) income from continuing operations before income taxes	(19,902)	27,402	(210)	900	8,190
(Benefit from) provision for income taxes	(7,357)	10,833	1	—	3,477

(Loss) income from continuing operations	(12,545)	16,569	(211)	900	4,713
Income from discontinued operations, net of taxes	—	503	—	—	503

Net (loss) income	(12,545)	17,072	(211)	900	5,216
Accrued preferred stock dividends	811	—	—	—	811

Net (loss) income available to common shareholders	$(13,356)	$17,072	$(211)	$900	$4,405

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2005
(Dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating activities:
Net (loss) income	$(29,318)	$59,713	$77	$(3,318)	$27,154
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	14,005	976	(243)	14,738
Amortization of loan costs	1,140	—	47	—	1,187
Loss on refinancing long-term debt	21,871	—	—	—	21,871
Change in income tax assets and liabilities	—	9,494	—	—	9,494
Income from discontinued operations	—	(287)	—	—	(287)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(9,399)	—	—	(9,399)
Prepaids and other current assets	—	(4,647)	974	—	(3,673)
Accounts payable	—	2,116	—	—	2,116
Salaries and benefits payable	—	2,598	—	—	2,598
Accrued liabilities and other liabilities	10,965	(4,519)	6,894	—	13,340
Other	—	463	—	—	463

Net cash provided by (used in) continuing operating activities	4,658	69,537	8,968	(3,561)	79,602
Net cash provided by discontinued operating activities	—	173	—	—	173

Net cash provided by (used in) operating activities	4,658	69,710	8,968	(3,561)	79,775
Investing activities:
Cash paid for acquisitions, net of cash acquired	(514,525)	—	—	—	(514,525)
Capital purchases of property and equipment	—	(21,750)	—	—	(21,750)
Purchases of short-term investments	(29,400)	—	—	—	(29,400)
Sales of short-term investments	29,400	—	—	—	29,400
Cash paid for investments in equity method investees	—	(1,340)	—	—	(1,340)
Other assets	—	1,115	104	—	1,219

Net cash (used in) provided by investing activities	(514,525)	(21,975)	104	—	(536,396)
Financing activities:
Borrowings on long-term debt	545,000	—	—	—	545,000
Principal payments on long-term debt	(236,587)	—	(235)	—	(236,822)
Net transfers to and from members	31,762	(34,608)	(715)	3,561	—
Payment of loan and issuance costs	(13,932)	—	—	—	(13,932)
Refinancing of long-term debt	(15,398)	—	—	—	(15,398)
Proceeds from secondary offering of common stock, net of issuance costs	192,637	—	—	—	192,637
Proceeds from exercises of common stock options	6,385	—	—	—	6,385

Net cash provided by (used in) financing activities	509,867	(34,608)	(950)	3,561	477,870

Net increase in cash	—	13,127	8,122	—	21,249
Cash and cash equivalents at beginning of year	—	30,988	2,463	—	33,451

Cash and cash equivalents at end of year	$—	$44,115	$10,585	$—	$54,700

Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2004
(Dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating Activities:
Net (loss) income	$(14,803)	$33,899	$556	$(2,851)	$16,801
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	—	9,076	975	(243)	9,808
Amortization of loan costs	691	—	—	—	691
Loss on refinancing long-term debt	6,407	—	—	—	6,407
Change in income tax assets and liabilities	—	6,920	—	—	6,920
Income from discontinued operations	—	(347)	—	—	(347)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(2,110)	(956)	—	(3,066)
Prepaids and other current assets	—	2,388	—	—	2,388
Accounts payable	—	(5,327)	—	—	(5,327)
Salaries and benefits payable	—	5,199	—	—	5,199
Accrued liabilities and other liabilities	(363)	149	605	—	391

Net cash (used in) provided by continuing operating activities	(8,068)	49,847	1,180	(3,094)	39,865
Net cash provided by discontinued operating activities	—	295	—	—	295

Net cash (used in) provided by operating activities	(8,068)	50,142	1,180	(3,094)	40,160
Investing Activities:
Cash paid for acquisitions, net of cash acquired	(136,495)	—	—	—	(136,495)
Capital purchases of property and equipment	—	(17,100)	(101)	—	(17,201)
Sale of long-term securities	—	—	953	—	953
Other assets	—	(2,758)	1,341	—	(1,417)

Net cash (used in) provided by investing activities	(136,495)	(19,858)	2,193	—	(154,160)
Financing Activities:
Principal payments on long-term debt	(810)	—			(810)
Net transfers to and from members	42,060	(42,746)	(2,408)	3,094	—
Payment of loan and issuance costs	(2,300)	—	—	—	(2,300)
Refinancing of long-term debt	(3,844)	—	—	—	(3,844)
Proceeds from secondary offering of common stock, net of issuance costs	104,691	—	—	—	104,691
Proceeds from issuance of common stock	4,428	—	—	—	4,428
Proceeds from repayment of stockholder notes	338	—	—	—	338

Net cash provided by (used in) financing activities	144,563	(42,746)	(2,408)	3,094	102,503

Net (decrease) increase in cash	—	(12,462)	965	—	(11,497)
Cash and cash equivalents at beginning of year	—	43,450	1,498	—	44,948

Cash and cash equivalents at end of year	$—	$30,988	$2,463	$—	$33,451

Condensed Consolidating Statement of Cash Flows
For the Twelve Months Ended December 31, 2003
(Dollars in thousands)

		Combined			Total
		Subsidiary	Combined Non-	Consolidating	Consolidated
	Parent	Guarantors	Guarantors	Adjustments	Amounts
Operating Activities:
Net (loss) income	$(12,545)	$17,072	$(211)	$900	$5,216
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	—	5,260	447	—	5,707
Amortization of loan costs	1,454	—	24	—	1,478
Loss on refinancing long-term debt	4,856	—	—	—	4,856
Change in valuation of put warrants	960	—	—	—	960
Change in income tax assets and liabilities	—	2,809	—	—	2,809
Release of reserve on stockholder notes	(545)	—	—	—	(545)
Income from discontinued operations, net of taxes	—	(503)	—	—	(503)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(3,318)	—	—	(3,318)
Prepaids and other current assets	(7,731)	11,940	(4)	—	4,205
Accounts payable	—	(2,299)	—	—	(2,299)
Salaries and benefits payable	—	1,318	—	—	1,318
Accrued liabilities and other liabilities	(58)	(741)	997	—	198

Net cash (used in) provided by continuing operating activities	(13,609)	31,538	1,253	900	20,082
Net cash used in discontinued operating activities	—	(1,528)	—	—	(1,528)

Net cash (used in) provided by operating activities	(13,609)	30,010	1,253	900	18,554
Investing Activities:
Cash paid for acquisitions, net of cash acquired	(99,856)	—	—	—	(99,856)
Capital purchases of property and equipment	—	(5,747)	(25,487)	25,487	(5,747)
Purchase of long-term securities	—	—	(971)	—	(971)
Other assets	—	(1,144)	(4)	—	(1,148)

Net cash (used in) provided by continuing investing activities	(99,856)	(6,891)	(26,462)	25,487	(107,722)
Net cash used in discontinued investing activities	(568)	—	—	—	(568)

Net cash (used in) provided by investing activities	(100,424)	(6,891)	(26,462)	25,487	(108,290)
Financing Activities:
Net decrease in revolving credit facility, less acquisitions	(34,148)	—	—	—	(34,148)
Borrowings on long-term deft	159,981	—	—	—	159,981
Principal payments on long-term debt	(63,853)	—	18,962	(18,962)	(63,853)
Net transfers to and from members	(18,259)	19,156	6,528	(7,425)	—
Payment of loan and issuance costs	(1,998)	—	—	—	(1,998)
Refinancing of long-term debt	(1,410)	—	—	—	(1,410)
Proceeds from issuance of series A convertible preferred stock, net of issuance costs	24,505	—	—	—	24,505
Proceeds from secondary offering of common stock, net of issuance costs	48,897	—	—	—	48,897
Proceeds from issuance of common stock	318	—	—	—	318

Net cash provided by (used in) financing activities	114,033	19,156	25,490	(26,387)	132,292

Net increase in cash	—	42,275	281	—	42,556
Cash and cash equivalents at beginning of year	—	1,175	1,217	—	2,392

Cash and cash equivalents at end of year	$—	$43,450	$1,498	$—	$44,948

18. Subsequent Events (Unaudited)
     On January 9, 2006, we distributed 26,214,764 new shares of common stock as a result of a 2-for-1 stock split that was effected in the form of a 100 percent stock dividend to our stockholders of record at the close of business on December 27, 2005. All shares and per share amounts for periods prior to January 9, 2006 have been adjusted to reflect the 2-for-1 stock split.
     During 2006, we completed the acquisitions of three inpatient facilities in January, one inpatient facility in May, two inpatient facilities in July and three inpatient facilities in September with an aggregate of 730 beds. These facilities are located in Jeffersonville, Indiana; Fort Lauderdale, Florida; Midland, Texas; Louisville, Mississippi; Mt. Dora, Florida; Desoto, Texas; Orlando, Florida; Tequesta, Florida; and Clearwater, Florida.
     On October 30, 2006, we announced that we entered into an amended and restated Stock Purchase Agreement to purchase the capital stock of Alternative Behavioral Services, Inc. (“ABS”) for a cash purchase price of $210 million. ABS owns and operates nine inpatient facilities with approximately 1,050 beds. Consummation of the transaction is expected to occur on December 1, 2006, subject to customary closing conditions.